Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	22-1970303 (I.R.S. Employer Identification No.)

1830 Route 130
       Burlington, New Jersey 08016
(Address of Principal Executive Offices)

BURLINGTON COAT FACTORY WAREHOUSE
CORPORATION 401(k) PROFIT SHARING PLAN
DECELLE, INC. EMPLOYEES= 401(k) SAVINGS PLAN
 (Full title of the plan)

Paul C. Tang, Esq.
General Counsel
Burlington Coat Factory Warehouse Corporation
1830 Route 130
                    Burlington, New Jersey 08016
(Name and address of agent for service)

                         (609) 387-7800
(Telephone number, including area code, of agent for service)

EXPLANATORY STATEMENT

     This Registration Statement on Form S-8 is filed to register 50,000 shares of common stock of the Registrant for issuance under the Decelle, Inc. Employees' 401(k) Savings Plan, an employee benefit plan sponsored by the Registrant's wholly owned subsidiary, Decelle, Inc., and affiliates thereof; and to register an additional 50,000 shares of common stock of the Registrant for issuance under the Burlington Coat Factory Warehouse Corporation 401(k) Profit Sharing Plan.

Calculation of Registration Fee
__________________________________________________________________________________________
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

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Common Stock (3) par value $1.00 per share	50,000	$16.075	$803,500	$192.0365

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Common Stock (4) par value $1.00 per share	50,000	$16.075	$803,500	$192.0365

(1)     This Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issuable as a result of stock splits, stock dividends or similar transactions. 50,000 shares of common stock of the Registrant are being registered in connection with the Decelle, Inc. Employees' 401(k) Savings Plan, and an additional 50,000 of common stock of the Registrant are being registered in connection with the Burlington Coat Factory Warehouse Corporation 401(k) Profit Sharing Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests under the Decelle, Inc. Employees' 401(k) Savings Plan and an indeterminate amount of interests under the Burlington Coat Factory Warehouse Corporation 401(k) Profit Sharing Plan

(2)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c). The maximum aggregate offering price is based on 100,000 shares available for issuance under the plans, multiplied by the average of the high and low sales prices of such securities on the New York Stock Exchange on November 27, 2001.

(3)     Shares of common stock registered for issuance under the Decelle, Inc. Employees' 401(k) Savings Plan.

(4)     Shares of common stock registered for issuance under the Burlington Coat factory Warehouse Corporation 401(k) Profit Sharing Plan.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference: (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended June 2, 2001, (ii) the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 1, 2001 and (iii) the description of the Registrant's Common Stock, par value $1.00 per share (the ACommon Stock@), contained in the Registrant's Registration Statement on Form 8-A dated November 19, 1984 and the section entitled ADescription of Capital Stock@ of the Company's prospectus dated June 9, 1983 filed pursuant to Rule 424(b) of the Securities Act.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES

     Not applicable. See instructions to Item 4.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation requires the Registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.     EXHIBITS

Exhibit

4	Decelle, Inc. Employees' 401(k) Savings Plan (As Amended and Restated Effective as of October 1, 2001)

4.1	Burlington Coat Factory Warehouse Corporation 401(k) Profit Sharing Plan (As Amended and Restated Effective as of January 1, 2001) *

5	Opinion and Consent of Paul C. Tang, Esq.

24.1	Consent of Paul C. Tang, Esq. (included in Exhibit 5)

24.2	Consent of Deloitte & Touche LLP

25	Power of Attorney

*	Incorporated by reference to Exhibits filed with the Company's Annual Report on Form 10-K for the year ended June 2, 2001.

ITEM 9 .     REQUIRED UNDERTAKINGS

     (a)     The undersigned Registrant hereby undertakes:

             (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ACalculation of Registration Fee@ table in the effective registration statement.

                      (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                      Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the plan has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto authorized, in the City of Burlington, State of New Jersey, on this 29th day of November, 2001.

ING National Trust
Trustee of the Burlington Coat Factory Warehouse Corporation 401(k)
Profit Sharing Plan and the Decelle, Inc. Employees=
401(k) Savings Plan

By: /s/ Catherine Krokus
Catherine Krokus, President and
     Chief Executive Officer

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of New Jersey, on November 29th, 2001.

Burlington Coat Factory Warehouse Corporation
(Registrant)

By:                    *
Monroe G. Milstein, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

* Monroe G. Milstein	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

* Andrew R. Milstein	Executive Vice President and Director

* Stephen E. Milstein	Executive Vice President and Director

* Mark A. Nesci	Executive Vice President and Director

* Robert L. LaPenta, Jr.	Vice President-Corporate Controller (Principal Accounting Officer)

* Irving Drillings	Director

* Roman Ferber	Director

* Harvey Morgan	Director

*By: /s/ Paul C. Tang
Paul C. Tang
(Attorney-in-fact)

Date: November 29, 2001

EXHIBIT INDEX

Exhibit No.	Exhibit

4	Decelle, Inc. Employees' 401(k) Savings Plan (As Amended and Restated Effective as of October 1, 2001)

4.1	Burlington Coat Factory Warehouse Corporation 401(k) Profit Sharing Plan (As Amended and Restated Effective as of January 1, 2001) *

5	Opinion and Consent of Paul C. Tang, Esq.

24.1	Consent of Paul C. Tang, Esq. (included in Exhibit 5)

24.2	Consent of Deloitte & Touche LLP

25	Power of Attorney

*	Incorporated by reference to Exhibits filed with the Company's Annual Report on Form 10-K for the year ended June 2, 2001.